Exhibit 99.1

FOR IMMEDIATE RELEASE	NR06-11

Media:	John Sousa or David Byford
(713) 767-5800

Analysts:	Hillarie Bloxom
(713) 507-6466

DYNEGY HOLDINGS INC. AMENDS TOTAL CONSIDERATION

OFFERED FOR ITS 2010 AND 2013 SECOND PRIORITY NOTES

HOUSTON (March 20, 2006) – Dynegy Inc. (NYSE: DYN) today announced that its wholly-owned subsidiary, Dynegy Holdings Inc. (“DHI”), has amended the total consideration it is offering in its previously announced cash tender offer and consent solicitation for its 9.875% Second Priority Senior Secured Notes due 2010 (the “2010 Notes” - CUSIP Nos. 26816LAL6 and U2676AAD5) and 10.125% Second Priority Senior Secured Notes due 2013 (the “2013 Notes” - CUSIP Nos. 26816LAP7 and U2676AAE3). The total consideration offered in the cash tender offer and consent solicitation for its Second Priority Senior Secured Floating Rate Notes due 2008 (the “2008 Notes” - CUSIP No. 26816LAH5) (the 2008 Notes, 2010 Notes and 2013 Notes together, the “Notes”) will remain as originally announced on March 15, 2006.

The total consideration for each $1,000 principal amount of the 2010 Notes and 2013 Notes tendered and accepted for purchase pursuant to the tender offer and consent solicitation will no longer be determined on the basis of a fixed spread of 62.5 basis points; instead, the total consideration for the 2010 Notes and 2013 Notes will be determined on the basis of a fixed spread of 50.0 basis points. Specifically, the total consideration for each $1,000 principal amount of the 2010 Notes and the 2013 Notes tendered and accepted for purchase pursuant to the tender offer and consent solicitation will be determined as specified in the Supplement dated March 20, 2006 to the Offer to Purchase and Consent Solicitation Statement of DHI, dated March 15, 2006 (as supplemented, the “Statement”), on the basis of a yield to the applicable first

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DYNEGY HOLDINGS INC. AMENDS TOTAL CONSIDERATION	NR06-11

OFFERED FOR ITS 2010 AND 2013 SECOND PRIORITY NOTES

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redemption date equal to the sum of (i) the yield (based on the bid side price) of the U.S. Treasury security specified in the Statement for each of the 2010 Notes and the 2013 Notes, as calculated by Credit Suisse Securities (USA) LLC (“Credit Suisse”) in accordance with standard market practice on the Price Determination Date, plus (ii) a fixed spread of 50.0 basis points, all capitalized terms used herein but not defined herein as defined in the Statement.

Credit Suisse will calculate the total consideration for the 2010 Notes and 2013 Notes on the Price Determination Date, which will be March 29, 2006 (unless DHI extends the tender offer and consent solicitation for any period longer than ten business days from the previously scheduled expiration date, in which case a new Price Determination Date will be established).

All other terms and conditions of the tender offer and consent solicitation with respect to the Notes will remain as described in the Statement, including DHI’s offer to make a cash consent payment of $30 per $1,000 principal amount of Notes (which is included in the total consideration for the 2010 Notes and 2013 Notes described above and in the total consideration for the 2008 Notes described in Dynegy Inc.’s press release dated March 15, 2006) to holders who validly tender (and do not withdraw) their Notes and deliver (and do not revoke) their consents prior to 5:00 p.m., New York City time, on March 28, 2006 (the “Consent Date”).

The tender offer is scheduled to expire at Midnight, New York City time, on April 11, 2006, unless extended (the “Expiration Date”). Notes tendered prior to the Consent Date may not be withdrawn, and consents delivered prior to the Consent Date may not be revoked, after the Consent Date, except in the limited circumstances described in the Statement. Notes tendered and consents delivered after the Consent Date and prior to the Expiration Date may not be withdrawn or revoked, except in the limited circumstances described in the Statement.

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DYNEGY HOLDINGS INC. AMENDS TOTAL CONSIDERATION	NR06-11

OFFERED FOR ITS 2010 AND 2013 SECOND PRIORITY NOTES

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The tender offer and consent solicitation are subject to the satisfaction of certain conditions, including the receipt of consents from the holders of at least two-thirds in principal amount of each series of the Notes and the consummation by DHI of one or more new debt financings on terms satisfactory to DHI in an aggregate amount not less than $750 million. No assurance can be given that such new financings will be completed in a timely manner or at all.

The complete terms and conditions of the tender offer and consent solicitation are described in the Statement and the related Consent and Letter of Transmittal, copies of which may be obtained by contacting Global Bondholder Services Corporation, the information agent for the tender offer and consent solicitation, at (212) 430-3774 or (866) 387-1500 (toll free). Questions regarding the tender offer and consent solicitation may be directed to the dealer managers and solicitation agents for the tender offer and consent solicitation: Credit Suisse, which may be contacted at (212) 538-0652 or (800) 820-1653 (toll free), and Banc of America Securities LLC, which may be contacted at (212) 847-5834 or (888) 292-0070 (toll free).

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The tender offer and consent solicitation is being made solely by the Offer to Purchase and Consent Solicitation Statement of DHI, dated March 15, 2006, as supplemented by the Supplement thereto dated March 20, 2006, and the related Consent and Letter of Transmittal.

Dynegy Inc. produces and sells electric energy, capacity and ancillary services in key U.S. markets. The company’s power generation portfolio consists of more than 12,600 megawatts of baseload, intermediate and peaking power plants fueled by a mix of coal, fuel oil and natural gas. DYNC

Certain statements included in this news release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the consummation of the transaction described above. Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Specifically, Dynegy cannot assure you that the proposed transaction described above will be consummated on the terms Dynegy currently contemplates, if at all, or

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that the notes tendered in the tender offer and consent solicitation described above will be accepted for purchase. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2005, which is available free of charge on the SEC’s web site at http://www.sec.gov.

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